UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 6, 2006

BAY BANKS OF VIRGINIA, INC.

(Exact Name of Registrant as Specified in Charter)

Virginia	0-22955	54-1838100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S. Main Street, Kilmarnock, Virginia 22482

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (804) 435-1171

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Bay Banks of Virginia, Inc. Declares Increase in Common Stock Dividend for 35th Consecutive Year

Kilmarnock, VA, November 6, 2006, Bay Banks of Virginia, Inc. (OTC BB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, announced that its Board of Directors declared a quarterly dividend of $0.165 per share on November 6, 2006. The dividend will be paid on December 15, 2006 to shareholders of record December 4, 2006.

This December 15, 2006 dividend of $0.165 per share represents an increase of 3.1% compared to the $0.16 dividend paid December 16, 2005. The annualized dividend rate per share is $0.66 with a total annualized payout of approximately $1.5 million on 2.4 million shares outstanding. This marks the 35th consecutive year Bay Banks of Virginia, Inc. has increased its dividend paid to shareholders.

Bay Banks of Virginia, Inc., based in Kilmarnock, has seven full service banking offices strategically located in Kilmarnock, White Stone, Warsaw, Montross, Heathsville and Callao. In July, 2006, the Bank received approval on its application to establish a branch office in Colonial Beach, Virginia. This will be the Bank’s eighth banking office and the second in Westmoreland County; an extension of its market to that County’s western end.

Bank of Lancaster has total assets of $315 million and offers consumers and businesses a wide mix of financial services. Investment services, including financial planning, securities brokerage, and insurance products are offered through Investment Advantage. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

Investor contact: Austin L. Roberts III, President and Chief Executive Officer, at 800-435-1140 or aroberts@banklanc.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAY BANKS OF VIRGINIA, INC.

By:	/s/ Austin L. Roberts, III
Austin L. Roberts, III
President and CEO

November 6, 2006

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